EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. REPORTS FIRST QUARTER

DILUTED EARNINGS OF 46¢ PER SHARE AND

DECLARES QUARTERLY DIVIDEND OF 18¢ PER SHARE

SOUTHPORT, CONNECTICUT, April 30, 2025--Sturm, Ruger & Company, Inc. (NYSE-RGR) announced today that for the first quarter of 2025, net sales were $135.7 million and diluted earnings were 46¢ per share. For the corresponding period in 2024, net sales were $136.8 million and diluted earnings were 40¢ per share.

The Company also announced today that its Board of Directors declared a dividend of 18¢ per share for the first quarter for stockholders of record as of May 16, 2025, payable on May 30, 2025. This dividend varies each quarter because the Company pays a percentage of earnings rather than a fixed amount per share. This dividend is approximately 40% of net income.

Chief Executive Officer Todd W. Seyfert commented on the first quarter of 2025, “The challenges in the firearms market are clear and well-documented across the industry. According to RetailBI’s Q1 2025 report, retail firearm unit sales declined 9.6% year-over-year, with revenue down 11.5%. Handguns, rifles, and shotguns were all under pressure, and even adjusted NICS checks declined by 4.2%. Despite these headwinds, I’m proud to report that Ruger remained flat in sales, while staying profitable. My mindset as CEO is that although the firearms industry may be cyclical, Ruger does not have to be, and our performance this quarter supports that.

That resilience is a direct result of our disciplined operations and strong new product pipeline. Consumer demand for the Ruger American Rifle Generation II, our Marlin lever-action rifles, and the RXM pistol developed with Magpul Industries contributed to our momentum. These products not only reinforce our commitment to quality but also continue to excite our loyal base, drive demand and elevate the entire portfolio of Ruger products.”

Other observations on the quarter include:

•	Sales of new products, including the RXM pistol, Super Wrangler revolver, Marlin lever-action rifles, and American Centerfire Rifle Generation II, represented $40.7 million or 31.6% of firearm sales in the first quarter of 2025. New product sales include only major new products that were introduced in the past two years.
•	Compared to the first quarter of 2024, the Company’s and distributors’ finished goods inventories increased 17,900 units and decreased 20,100 units, respectively.
•	Cash provided by operations during the first quarter of 2025 was $11.1 million. At March 29, 2025, our cash and short-term investments totaled $108.3 million. Our current ratio is 4.6 to 1 and we have no debt.
•	In the first quarter of 2025, capital expenditures totaled $1.1 million. We expect our 2025 capital expenditures will increase from recent years and may exceed $30 million as we invest in new product introductions, expand capacity, upgrade our manufacturing capabilities and strengthen our facility infrastructure.
•	The Company returned $7.0 million to its shareholders in the first quarter of 2025 through:
o	the payment of $4.0 million of quarterly dividends, and

o	$3.0 million through the repurchase of 79,200 shares of its common stock at an average cost of $37.74 per share.
•	At March 29, 2025, stockholders’ equity was $321.4 million, which equates to a book value of $19.39 per share, of which $6.53 per share was cash and short-term investments.

Mr. Seyfert discussed the Company’s plans for moving forward, “Looking ahead, innovation remains our core focus. As I stated earlier, our robust pipeline of upcoming products is designed to energize the market, drive growth, and extend our brand reach. We have plans in the works for expanding the availability of key models, increasing the speed to market on our new product roadmaps, and offering more configurations of recently launched new models. In addition, as a U.S.-based manufacturer, we are uniquely positioned to navigate global trade disruptions. Our American-made products insulate us to a degree from current tariff and supply chain uncertainties, though we are monitoring areas where these costs may still have an effect. With that said, we continue to plan for growth, position ourselves for long-term market leadership, and aggressively manage costs across the business. We look forward to sharing more detail on these initiatives, and our roadmap for long-term growth, at the upcoming annual meeting on Thursday, May 29th at 9:00 AM."

Today, the Company filed its Quarterly Report on Form 10-Q for the first quarter of 2025. The financial statements included in this Quarterly Report on Form 10-Q are attached to this press release.

Tomorrow, May 1, 2025, Sturm, Ruger will host a webcast at 9:00 a.m. ET to discuss the first quarter operating results. Interested parties can listen to the webcast via this link or by visiting Ruger.com/corporate. Those who wish to ask questions during the webcast will need to pre-register prior to the meeting.

The Quarterly Report on Form 10-Q for the first quarter of 2025 is available on the SEC website at SEC.gov and the Ruger website at Ruger.com/corporate. Investors are urged to read the complete Quarterly Report on Form 10-Q to ensure that they have adequate information to make informed investment judgments.

About Sturm, Ruger & Co., Inc.

Sturm, Ruger & Co., Inc. is one of the nation's leading manufacturers of rugged, reliable firearms for the commercial sporting market. With products made in America, Ruger offers consumers almost 800 variations of more than 40 product lines, across both the Ruger and Marlin brands. For over 75 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens®,” echoes our commitment to these principles as we work hard to deliver quality and innovative firearms.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in thousands)

	March 29, 2025	December 31, 2024

Assets

Current Assets
Cash	$16,180	$10,028
Short-term investments	92,161	95,453
Trade receivables, net	67,488	67,145

Gross inventories	144,741	149,417
Less LIFO reserve	(67,462)	(66,398)
Less excess and obsolescence reserve	(6,573)	(6,533)
Net inventories	70,706	76,486

Prepaid expenses and other current assets	6,900	9,245
Total Current Assets	253,435	258,357

Property, plant and equipment	478,596	477,622
Less allowances for depreciation	(411,557)	(406,373)
Net property, plant and equipment	67,039	71,249

Deferred income taxes	18,257	16,681
Other assets	40,272	37,747
Total Assets	$379,003	$384,034

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED) (Continued)

(Dollars in thousands, except per share data)

	March 29, 2025	December 31, 2024

Liabilities and Stockholders’ Equity

Current Liabilities
Trade accounts payable and accrued expenses	$34,006	$35,750
Contract liabilities with customers	789	—
Product liability	373	431
Employee compensation and benefits	14,402	18,824
Workers’ compensation	5,231	5,804
Total Current Liabilities	54,801	60,809

Employee compensation	1,088	1,835
Product liability accrual	61	61
Lease liabilities	1,572	1,747

Contingent liabilities	—	—

Stockholders’ Equity
Common Stock, non-voting, par value $1:
Authorized shares 50,000; none issued	—	—
Common Stock, par value $1:
Authorized shares – 40,000,000
2025 – 24,473,499 issued,
16,580,839 outstanding
2024 – 24,467,983 issued,
16,654,523 outstanding	24,473	24,468
Additional paid-in capital	51,499	50,536
Retained earnings	440,531	436,609
Less: Treasury stock – at cost
2025 – 7,892,660 shares
2024 – 7,813,460 shares	(195,022)	(192,031)
Total Stockholders’ Equity	321,481	319,582
Total Liabilities and Stockholders’ Equity	$379,003	$384,034

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three Months Ended
	March 29, 2025	March 30, 2024

Net firearms sales	$135,195	$136,008
Net castings sales	543	812
Total net sales	135,738	136,820

Cost of products sold	105,843	107,417

Gross profit	29,895	29,403

Operating expenses:
Selling	9,413	9,706
General and administrative	12,010	12,166
Total operating expenses	21,423	21,872

Operating income	8,472	7,531

Other income:
Interest income	1,038	1,355
Interest expense	(16)	(17)
Other income, net	253	178
Total other income, net	1,275	1,516

Income before income taxes	9,747	9,047

Income taxes	1,979	1,963

Net income and comprehensive income	$7,768	$7,084

Basic earnings per share	$0.47	$0.41

Diluted earnings per share	$0.46	$0.40

Weighted average number of common shares outstanding - Basic	16,623,214	17,434,178

Weighted average number of common shares outstanding - Diluted	16,850,956	17,640,268

Cash dividends per share	$0.24	$0.23

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Three Months Ended
	March 29, 2025	March 30, 2024

Operating Activities
Net income	$7,768	$7,084
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	5,571	5,833
Stock-based compensation	1,146	1,082
Excess and obsolescence inventory reserve	40	—
Deferred income taxes	(1,576)	(3,116)
Changes in operating assets and liabilities:
Trade receivables	(343)	(5,951)
Inventories	5,740	11,314
Trade accounts payable and accrued expenses	(2,281)	(2,057)
Contract liabilities with customers	789	(119)
Employee compensation and benefits	(5,023)	(11,480)
Product liability	(58)	(311)
Prepaid expenses, other assets and other liabilities	(628)	5,066
Cash provided by operating activities	11,145	7,345

Investing Activities
Property, plant and equipment additions	(1,124)	(1,788)
Purchases of short-term investments	(36,288)	(39,488)
Proceeds from maturities of short-term investments	39,580	42,487
Cash provided by investing activities	2,168	1,211

Financing Activities
Remittance of taxes withheld from employees related to share-based compensation	(178)	(624)
Repurchase of common stock	(2,991)	(3,219)
Dividends paid	(3,992)	(4,080)
Cash used for financing activities	(7,161)	(7,923)

Increase in cash and cash equivalents	6,152	633

Cash and cash equivalents at beginning of period	10,028	15,174

Cash and cash equivalents at end of period	$16,180	$15,807

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding its financial results, the Company refers to various United States generally accepted accounting principles (“GAAP”) financial measures and two non-GAAP financial measures, EBITDA and EBITDA margin, which management believes provides useful information to investors. These non-GAAP financial measures may not be comparable to similarly titled financial measures being disclosed by other companies. In addition, the Company believes that the non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. The Company believes that EBITDA and EBITDA margin are useful to understanding its operating results and the ongoing performance of its underlying business, as EBITDA provides information on the Company’s ability to meet its capital expenditure and working capital requirements, and is also an indicator of profitability. The Company believes that this reporting provides better transparency and comparability to its operating results. The Company uses both GAAP and non-GAAP financial measures to evaluate the Company’s financial performance.

EBITDA is defined as earnings before interest, taxes, and depreciation and amortization. The Company calculates this by adding the amount of interest expense, income tax expense, and depreciation and amortization expenses that have been deducted from net income back into net income, and subtracting the amount of interest income that was included in net income from net income to arrive at EBITDA. The Company calculates EBITDA margin by dividing EBITDA by total net sales.

Non-GAAP Reconciliation – EBITDA

EBITDA

(Unaudited, dollars in thousands)

	Three Months Ended
	March 29, 2025	March 30, 2024

Net income	$7,768	$7,084

Income tax expense	1,979	1,963
Depreciation and amortization expense	5,571	5,833
Interest income	(1,038)	(1,355)
Interest expense	16	17
EBITDA	$14,296	$13,542
EBITDA margin	10.5%	9.9%
Net income margin	5.7%	5.2%